Exhibit 5.1
December 13, 2011

China North East Petroleum Holdings Limited
445 Park Avenue 10th Floor
New York, NY 10022

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 13, 2011 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to an additional of 2,500,000 shares of common stock, par value $0.001, of China North East Petroleum Holdings Limited that are to be issued pursuant to Amended and Restated 2006 Stock Option/Stock Issuance Plan. Such shares of Common Stock are referred to herein as the “Shares,” and such plan is referred to herein as the “Plan.” As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan and pursuant to the agreements related thereto.

In connection with this opinion, we have examined all documents, records, certificates and matters of law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Based on such examination, it is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

The Crone Law Group

/s/ The Crone Law Group